                                                                   Exhibit 10.89

                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(b)(4),
                                                            200.83 AND 240.24b-2

                                LICENSE AGREEMENT


                                      Effective: July 9, 2001 ("Effective Date")

        This License Agreement is by and between EPIMMUNE INC., having a principal place of business at 5820 Nancy Ridge Drive, San Diego, CA 92121 (hereinafter referred to as "EPMN"), and GENENCOR INTERNATIONAL, INC., having a principal place of business at 925 Page Mill Road, Palo Alto, CA 94304-1013 (hereinafter referred to as "GCOR").

        WHEREAS, the Parties have signed a certain Letter Agreement dated March 30, 2001 (the "Letter") regarding a license, research and development collaboration in the Licensed Field (as defined) and certain equity investments in EPMN (the "Definitive Agreements"); and

        WHEREAS, concurrent with the execution of this License Agreement the Parties will execute such other Definitive Agreements as deemed appropriate to conclude the contemplated transaction; and

        WHEREAS, the Parties intend for this License Agreement to constitute the definitive license agreement.

        NOW, THEREFORE, the Parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

               The following definitions shall control the construction of each of the following terms wherever they appear in this Agreement:


1.1 "Affiliate" shall mean any corporation or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the designated party but only for so long as such relationship exists. Solely for purposes of this Section 1.1, "Control" shall mean ownership of fifty percent (50%) or greater of the shares of stock entitled to vote for directors in the case of a corporation and fifty percent (50%) or greater of the interests in profits in the case of a business entity other than a corporation.

1.2 "Biological License Application" ("BLA") shall mean a Biological License Application or equivalent application filed with the FDA or the equivalent application filed with regulatory authorities in other countries.

1.3 "Collaboration" shall mean the program of collaborative research and development in the Licensed Field conducted pursuant to the Collaboration Agreement during the Collaboration Term as described in
        Article IX.

1.4 "Collaboration Agreement" shall mean that certain Collaboration Agreement between the Parties of even date herewith.

1.5 "Collaboration Patent Rights" shall mean any Sole Collaboration Patent Rights or Joint Collaboration Patent Rights.

1.6 "Collaboration Term" shall mean the two and one-half (2.5) year period from April 2, 2001 through September 1, 2003 unless extended by mutual agreement or terminated early as provided for in the Collaboration Agreement.

1.7 "Combination Product" shall mean any Licensed Product that combines [...***...] at least one (1) of which components is a Licensed Product or EPMN Product, as applicable, and at least one (1) of which components is not a Licensed Product or EPMN Product, as applicable, where either
        (a) [...***...](a "Type A Combination Product"), or (b) [...***...](a
        "Type B Combination Product"). For illustrative purposes, certain examples are set forth in Appendix A hereof.

1.8 "Control" shall mean, with respect to any intellectual property rights, the ability to grant licenses or sublicenses to and/or disclose such intellectual property without violating the terms of any bona fide agreement with a third party to which such intellectual property is subject.

1.9 "Date of First Commercial Sale" ("DFCS") shall mean in respect of each Licensed Product the first arms length transaction with a willing buyer for the sale of such Licensed Product into the market place by GCOR or any of its sublicensees.

1.10 "Diligence Period" shall mean the period commencing at the expiration of the Collaboration Term and continuing until the earlier of (a) [...***...] after the last day of the Collaboration Term, or (b) the date GCOR or any of its sublicensees has filed in any of the Major Geographies an IND for at least [...***...] Licensed Product directed to each Virus.

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       2.

1.11 "EPMN Know-How" shall mean any Know-How that is or may be necessary or useful for the development or commercialization of vaccines for treating or preventing diseases associated with HPV, HBV or HCV, including any such Know-How pertaining to the PADRE(R) Technology, other than any Know-How disclosed or claimed in any EPMN Patent Rights or Collaboration Patent Rights, which Know-How is Controlled by EPMN on the Effective Date or during the Collaboration Term.

1.12 "EPMN Patent Rights" shall mean Patent Rights that are useful for the development or commercialization of vaccines for treating or preventing diseases associated with HPV, HBV or HCV, including any such Patent Rights pertaining to the PADRE(R) Technology, which Patent Rights are Controlled by EPMN on the Effective Date or during the Collaboration Term, but excluding Collaboration Patent Rights.

1.13 "EPMN Product" shall mean a product, developed, made, used or sold by EPMN the manufacture, use or sale of which, but for the license granted in Section 2.3.2, would infringe a Valid Claim of one (1) or more Joint Collaboration Patent Rights.

1.14 "EPMN Technology" shall mean collectively EPMN Know-How and EPMN Patent Rights.

1.15 "First HPV Indication" shall mean treatment or prevention of [...***...].

1.16 "First Licensed Product" shall mean the first product developed by GCOR or any of its sublicensees for either the prevention or treatment of a disease associated with each Virus; provided, however, that an IND relating to such product has been submitted and become effective, by GCOR or any of its sublicensees.

1.17 "Food and Drug Administration" ("FDA") shall mean the U.S. Food and Drug Administration.

1.18    "HBV" shall mean Hepatitis B Virus.

1.19    "HCV" shall mean Hepatitis C Virus.

1.20    "HPV" shall mean Human Papilloma Virus.

1.21 "Investigational New Drug Application" ("IND") shall mean a request for authorization from the FDA or applicable regulatory authorities in other countries to administer an investigational drug or biological product to humans.

1.22 "Joint Collaboration Patent Rights" shall mean any Patent Rights covering inventions conceived or reduced to practice jointly by employees, consultants or

                                               *CONFIDENTIAL TREATMENT REQUESTED


                                       3.

        agents of EPMN and GCOR during the course of or arising from the Collaboration.

1.23 "Know-How" shall mean proprietary and confidential know-how, including technical data, experimental results, specifications, techniques, methods, technology, processes, recipes and written materials.

1.24 "Licensed Field" shall mean the research, development and commercialization of Licensed Product(s) for treating or preventing diseases associated with the following viruses: HPV, HBV and HCV.

1.25 "Licensed Product" shall mean a therapeutic or prophylactic vaccine (a) the manufacture, use or sale of which, but for any license granted to GCOR herein, would infringe a Valid Claim of one (1) or more EPMN Patent Rights or one (1) or more Collaboration Patent Rights, or (b) was developed or manufactured using EPMN Know-How.

1.26    "Major Geographies" shall mean [...***...].

1.27 "Net Sales" shall mean (a) with respect to a Licensed Product, the gross amount invoiced by GCOR or its sublicensees to unrelated third parties for such Licensed Product, and (b) with respect to an EPMN Product, the gross amount invoiced by EPMN or its sublicensees to unrelated third parties for such EPMN Product, in either case less:

        (i)    Trade, quantity and cash discounts actually allowed;

        (ii) Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances, which effectively reduce the net selling price;

        (iii)  Actual product returns and allowances;

        (iv) Any tariffs, duties and/or taxes (excluding withholding tax) imposed on the production, sale, delivery or use of the product;

        (v) That portion of the sales value associated with non-pharmaceutical drug delivery devices in an amount not to exceed the fair market value of such devices, as documented in writing;

        (vi)   Freight charges paid for delivery; and

        (vii)  [...***...]

        In the event the Licensed Product(s) or EPMN Product(s), as applicable, is sold as part of a Type A Combination Product, Net Sales for purposes of determining the applicable royalty for such Licensed Product(s) or EPMN Product(s), as applicable, shall be determined by [...***...]. In the event that such [...***...] cannot be determined for both the Licensed Product(s) or EPMN Product(s), as applicable,

                                               *CONFIDENTIAL TREATMENT REQUESTED


                                       4.

        [...***...] of the Type A Combination Product in combination, Net Sales of the Type A Combination Product shall be [...***...].

        In the event the Licensed Product(s) or EPMN Product(s), as applicable, is sold as part of a Type B Combination Product, Net Sales for purposes of determining the applicable royalty for such Licensed Product(s) or EPMN Product(s), as applicable, shall be determined by [...***...]. In the event that such [...***...] cannot be determined for [...***...] of the Type B Combination Product, Net Sales of the Type B Combination Product shall be [...***...].

1.28    "Non-Patented Countries" shall have the meaning set forth in Section
        3.3.

1.29 "PADRE(R) Technology" shall mean a family of immunostimulatory molecules which when combined with cytotoxic T cell epitopes increase the magnitude and duration of the immune response.

1.30 "Party" shall mean either EPMN or GCOR, as appropriate, whereas the term "Parties" shall mean EPMN and GCOR jointly.

1.31 "Patent Rights" shall mean all rights associated with all United States and foreign patents (including all reissues, extensions, confirmations, registrations, re-examinations, and inventor's certificates) and patent applications (including, without limitation, all substitutions, continuations, continuations-in-part, divisionals and provisionals thereof).

1.32 "Phase I Clinical Trial" shall mean that portion of the clinical development program which generally provides for the first introduction of a product into a small number of humans with the primary purpose of evaluating safety of the product and preliminary activity of the product, as more specifically defined by the rules and regulations of the FDA and corresponding rules and regulations in other countries.

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       5.

1.33 "Phase III Clinical Trial" shall mean that portion of the clinical development program which provides for the continued trials of a product on sufficient numbers of patients to establish the safety and efficacy of a product for the desired claims and indications to provide adequate basis for physician labeling, as more specifically defined by the rules and regulations of the FDA and corresponding rules and regulations in other countries.

1.34 "Pivotal Trial" shall mean the clinical trial of a product (which may be, for example, a Phase II or Phase III trial) that is deemed by the FDA or appropriate regulatory agency in other countries to be sufficient to support the filing of a BLA or other application for marketing approval of such product.

1.35 "Royalty Period" shall mean, with respect to a given Licensed Product on a country-by-country basis, the longer of (a) [...***...] from the DFCS of such Licensed Product in such country, or (b) the last to expire EPMN Patent Right or Collaboration Patent Right licensed hereunder in such country.

1.36 "Second HPV Indication" shall mean treatment or prevention of [...***...].

1.37 "Second Licensed Product" shall mean the second product developed by or for GCOR or any of its sublicensees for either the prevention or treatment of a disease associated with each Virus; provided, however, that an IND relating to each product has been submitted and becomes effective, by GCOR or any of its sublicensees.

1.38 "Sole Collaboration Patent Rights" shall mean any Patent Rights covering inventions conceived or reduced to practice solely by employees, consultants or agents of EPMN during the course of or arising from the Collaboration.

1.39 "Successful Completion" shall mean a decision made by GCOR that the Licensed Product being evaluated in that phase of the clinical trial will proceed to the next phase; provided that GCOR will be deemed to have made a decision to proceed to the next phase with respect to a Licensed Product if GCOR has not notified EPMN in writing that it has decided not to proceed to the next phase with respect to such Licensed Product within [...***...] (which period may be extended by mutual agreement which agreement will not be unreasonably withheld) after completion of the statistical analysis report on "clean data" ("clean data" means all case report forms have been reviewed and cleaned up and all outstanding queries have been resolved).

1.40    "Term" shall have the meaning given such term in Section 10.1.

1.41 "Third Party License Agreements" shall mean the agreements between EPMN and certain third parties with respect to Third Party Technology as listed in Appendix B hereto.


                                               *CONFIDENTIAL TREATMENT REQUESTED


                                       6.

1.42 "Third Party Technology" shall mean collectively any Patent Rights or Know-How included in the EPMN Technology that are owned in whole or in part by a third party, licensed to EPMN and sublicensed to GCOR by EPMN pursuant to Section 2.2 and listed in Appendix B hereto.

1.43 "Valid Claim" shall mean any claim in (a) an unexpired patent which has not been held unenforceable, unpatentable or invalid by a final decision of a court or other governmental agency of competent jurisdiction from which no appeal may be or is taken, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer, or (b) a pending patent application; excluding from Section 1.43(b) (i) any patent application filed in the [...***...], any country in [...***...] or the [...***...] that has been pending for more than six (6) years following the earliest priority date of filing of such application, and
        (ii) any patent application filed in [...***...] that has been pending for more than eight (8) years following the earliest priority date of filing of such application.

1.44    "Virus" shall mean one of HPV, HBV or HCV.

                                   ARTICLE II
                                  LICENSE GRANT

2.1 Grant of License in EPMN Technology from EPMN to GCOR. EPMN hereby grants to GCOR and GCOR hereby accepts a worldwide, exclusive, royalty-bearing and sublicensable right and license to practice the EPMN Technology (other than the Third Party Technology) and all of EPMN's rights in Collaboration Patent Rights to make, have made, use, import, promote, market, distribute or sell Licensed Product(s) in the Licensed Field.

2.2 Grant of Sublicense in Third Party Technology from EPMN to GCOR. Subject to the terms and conditions of applicable Third Party License Agreements, EPMN hereby grants to GCOR and GCOR hereby accepts a worldwide, exclusive or non-exclusive (as the case may be), royalty-bearing and sublicenseable (subject to the terms of the Third Party License Agreement) right and license to practice the Third Party Technology to make, have made, use, import, promote, market, distribute or sell Licensed Product(s) in the Licensed Field.

2.3 Grant of License to Joint Collaboration Patent Rights Outside the Licensed Field.

        2.3.1 EPMN Grant. EPMN hereby grants to GCOR and GCOR hereby accepts a worldwide, non-exclusive, [...***...] and sublicenseable right and license to practice EPMN's rights in Joint Collaboration Patent Rights to make, have made, import, promote, market, distribute or sell products or processes outside the Licensed Field.

        2.3.2 GCOR Grant. GCOR hereby grants to EPMN and EPMN hereby accepts a worldwide, non-exclusive, [...***...] and sublicenseable right and license to practice GCOR's rights in Joint Collaboration Patent Rights to make, have made,

                                               *CONFIDENTIAL TREATMENT REQUESTED


                                       7.

        import, promote, market, distribute or sell EPMN Products outside the Licensed Field.


                                   ARTICLE III
                           UPFRONT FEES AND ROYALTIES

3.1 License Fee. Upon the Effective Date, GCOR shall pay EPMN a lump sum payment of [...***...]. Such payment shall be non-creditable and non-refundable.

3.2 GCOR Royalty Rates. Subject to Sections 3.2.1, 3.2.2, 3.2.3 and 3.2.4 hereof, GCOR shall during the Royalty Period pay EPMN a royalty of [...***...] of Net Sales of Licensed Product.

        3.2.1 Third Party Technology Sublicense. In addition to the royalty rate set forth above, GCOR will make any royalty payments due to a third party under any Third Party License Agreement due to the sale of Licensed Product; provided that GCOR will be entitled to credit [...***...] of any such third party royalty payments under such Third Party License Agreement against the earned royalties due to EPMN hereunder. EPMN shall be solely responsible for any other payment due under any Third Party License Agreement. [...***...].

        3.2.2 Royalty Credits. If total royalty payments made by GCOR to make, have made, import, use or sell a Licensed Product (including all royalties paid to non-Affiliated third parties, royalties paid to third parties based on Third Party License Agreements, and royalties paid to
        EPMN) exceed [...***...] of Net Sales of such Licensed Product in a given calendar quarter, then GCOR shall have the right to credit [...***...] of the amount by which such total royalty payments in such quarter exceed [...***...] of Net Sales of such Licensed Product in such quarter against the earned royalties due to EPMN hereunder; provided that this Section 3.2.2 shall not apply to any Licensed Product that is a Combination Product. For illustrative purposes, certain royalty calculation scenarios are set forth in Appendix C hereof.

        3.2.3 Minimum Royalty. Except as provided in Section 3.2.4, in no event will royalties payable to EPMN as a result of royalty credits under this
        Section 3.2 be less than [...***...] of Net Sales of Licensed Product.

        3.2.4 HCV. In the event GCOR must obtain a license from [...***...] (or its successor in interest) to Patent Rights in order to commercialize an HCV Licensed Product, EPMN's minimum royalty as result of royalty credits under this Section 3.2 will be reduced to [...***...] of Net Sales of such HCV Licensed Product.

3.3 Sales in Non-Patented Countries. In the event EPMN Patent Rights or Collaboration Patent Rights cover the manufacture, use or sale of a Licensed

                                               *CONFIDENTIAL TREATMENT REQUESTED


                                       8.

        Product in the Major Geographies, then in any other geography where GCOR or any of its sublicensees sells such Licensed Product but where no EPMN Patent Rights or Collaboration Patent Rights cover the manufacture, use or sale of such Licensed Product (the "Non-Patented Countries"), and subject to permissible credits pursuant to Section 3.2 above, the applicable royalty on Net Sales of Licensed Product in the Non-Patented Countries will be [...***...] of the applicable royalty payable on Net Sales of such Licensed Product in the Major Geographies, subject to further reduction in the Non-Patented Countries as mutually agreed by the Parties in writing in the event of [...***...]. For illustrative purposes only, if EPMN or Collaboration Patent Rights covering the manufacture, use or sale of a Licensed Product exist in the [...***...] but not in [...***...] and GCOR sells the Licensed Product in [...***...], [...***...] is a Non-Patented Country and applicable royalties payable on Net Sales in [...***...] will be determined according to this Section 3.3.

3.4 Minimum Annual Royalty. Following the Date of First Commercial Sale of a Licensed Product in a country within the Major Geographies and during the Royalty Period, GCOR will pay EPMN a minimum royalty of [...***...] per calendar year (the "Minimum Annual Royalty"); provided that actual earned royalties paid to EPMN pursuant to Section 3.2 above in a given calendar year shall be credited against the Minimum Annual Royalty for such calendar year.

3.5     [...***...]

                                   ARTICLE IV
                      PAYMENT AND ACCOUNTING FOR ROYALTIES

4.1 Keeping of Records. Each Party shall keep, and impose on its sublicensees to keep, complete and correct records of Net Sales of Licensed Products or EPMN Product for a period of three (3) years from the making of a royalty payment with respect to such Net Sales under this Agreement.

4.2 Payment Term. All royalty payments (other than the Minimum Annual Royalty) under this Agreement shall become due and payable [...***...] after the last day of the [...***...] in which the corresponding sales of Licensed Product or EPMN Product were made. Payment shall be accompanied by a report on a country-by-country basis, showing the gross receipts from sales of Licensed Product or EPMN Product less the deductions permitted in Section 1.27 and the resulting calculation of the Net Sales used in the computation of the royalty payments.

        4.2.1 Minimum Annual Royalty. Notwithstanding the above provision relating to [...***...] royalty payments, the Minimum Annual Royalty payments by GCOR will be due and payable only at the end of each calendar year period in which corresponding sales of Licensed Product were made. For any calendar year period, if the earned royalties paid to EPMN in such period are less than the Minimum Annual Royalty payment set forth above in Section 3.4, GCOR will

                                               *CONFIDENTIAL TREATMENT REQUESTED


                                       9.

        within [...***...] of the end of the relevant calendar year period, pay EPMN the difference.

4.3 Currency and Exchange Rate. Payments under this Agreement will be made in U.S. Dollars by wire transfer to a bank account to be designated by the receiving Party. Net Sales in currency other than U.S. Dollars shall be converted into Net Sales in U.S. Dollars on a monthly basis using the rate of exchange as quoted by the Wall Street Journal (Eastern Edition) on the last business day of the applicable month in which the corresponding sales of Licensed Products or EPMN Products were made.

4.4 Audit of Records. Each Party will allow the other to appoint a firm of independent certified public accountants to whom the non-appointing Party has no reasonable objection. The non-appointing Party shall give such accountants access, during ordinary business hours and subject to reasonable advance notice, to such records as are necessary to verify the accuracy of any royalty payments made or payable under this Agreement for a period covering not more than the preceding one (1) year. Such access shall be granted no more than once in a calendar year, at the requesting Party's expense. The independent certified public accountants shall be under a confidentiality obligation to the non-appointing Party to disclose to the appointing Party in its report only the amount of royalties payable under this Agreement. In the event it is determined that the records indicate that the amount of royalties payable under this Agreement by the non-appointing Party is more than the amount actually paid, the non-appointing Party shall pay such difference within [...***...] of such accountant's report (together with any interest thereon pursuant to Section 4.5), and if that difference is greater than [...***...] of the amounts actually paid, then the costs and expenses of said independent certified public accountants shall be borne by the non-appointing Party.

4.5 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest from the date due at the rate of [...***...]; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment.

4.6 Withholding. Any withholding of taxes levied by tax authorities on the payments hereunder shall be borne by the Party receiving the payment and deducted by the Party making the payment from the sums otherwise payable by it hereunder for payment to the proper tax authorities on behalf of the Party receiving the payment. The Party making the payment agrees to cooperate with the Party receiving the payment in the event that the receiving Party claims exemption from such withholding or seeks credits or deductions under any double taxation or similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld tax or other documents reasonably available to the Party making the payment.

                                               *CONFIDENTIAL TREATMENT REQUESTED


                                      10.

                                    ARTICLE V
                               MILESTONE PAYMENTS

5.1 Commercial Milestones for the First Licensed Product. During the Term and subject to Section 5.6 below, GCOR will pay EPMN certain milestone payments (the "Milestone Payments") for the First Licensed Product developed for each Virus within the Licensed Field as detailed below:

        5.1.1 Effective IND. [...***...] after an IND covering the First Licensed Product for a Virus has become effective, GCOR shall pay EPMN [...***...]; provided that, if there is a clinical hold with respect to such IND at the time that such payment becomes due, such payment shall instead be due and payable when such clinical hold is lifted.

        5.1.2 Completion of Phase I. Within [...***...] after Successful Completion of the first Phase I Clinical Trial for the First Licensed Product for a Virus, GCOR shall pay EPMN [...***...];

        5.1.3 Initiation of Pivotal Trial. Upon treatment of the first patient in the first Pivotal Trial for the First Licensed Product for a Virus, GCOR shall pay EPMN [...***...];

        5.1.4 Completion of Phase III. Within [...***...] after Successful Completion of the first Phase III Clinical Trial for the First Licensed Product for a Virus, GCOR shall pay EPMN [...***...];

        5.1.5 Submission of BLA. Within [...***...] from the submission of the first BLA covering the First Licensed Product for a Virus, GCOR shall pay EPMN [...***...];

        5.1.6 Approval. Within [...***...] from written marketing approval of the First Licensed Product for a Virus in the geographic market designated below by the appropriate regulatory agency, GCOR shall pay EPMN the following payments:

            5.1.6.1 For approval to market in the [...***...], GCOR shall pay EPMN [...***...];

            5.1.6.2 For approval to market in [...***...] or in the first of any of [...***...], GCOR shall pay EPMN [...***...];

            5.1.6.3 For approval to market in [...***...], GCOR shall pay EPMN [...***...].

5.2 Commercial Milestones for a Second Licensed Product. Except as set forth in Section 5.3 for a Licensed Product useful against the Second HPV Indication, during the Term, GCOR will pay EPMN certain additional milestone payments (the "Additional Milestone Payments") for any Second Licensed Product developed for each Virus within the Licensed Field as detailed below:

                                               *CONFIDENTIAL TREATMENT REQUESTED


                                      11.

        5.2.1 Second Licensed Product requiring new IND. For a Second Licensed Product, which requires the filing of a new IND, GCOR shall pay EPMN Additional Milestone Payments equal to [...***...] of each of the Milestone Payments set forth above in Sections 5.1.1 through 5.1.6 upon achievement of the indicated milestone-triggering event. For the avoidance of doubt, if the Second Licensed Product does not require the filing of a new IND for clinical evaluation, approval or marketing such as for example, Second Licensed Products, which are line extensions, formulation changes, expanded labeling or the like, GCOR shall pay EPMN no Additional Milestone Payments.

5.3 Second HPV Indication Milestones. In the event GCOR or any of its sublicensees develops a Licensed Product for treatment or prevention of the Second HPV Indication (the "Second HPV Product"), which Second HPV Product requires the filing of a new IND, GCOR shall pay EPMN Additional Milestone Payments equal to [...***...] of each of the Milestone Payments set forth above in Sections 5.1.1 through 5.1.6 upon achievement of the indicated milestone-triggering event.

5.4 Discontinued Development. In the event GCOR or any of its sublicensees develops a Licensed Product for a Virus as a replacement for the First Licensed Product or Second Licensed Product for such Virus after development of such First Licensed Product or Second Licensed Product, as applicable, has been discontinued, such Licensed Product shall be deemed a replacement First Licensed Product (if it replaces a First Licensed Product) or replacement Second Licensed Product (if it replaces a Second Licensed Product), as applicable; provided that GCOR shall pay EPMN only those Milestone Payments for a replacement First Licensed Product or Additional Milestone Payments for a replacement Second Licensed Product, as applicable, set forth in Sections 5.1.4 through
        5.1.6 upon achievement of the indicated milestone-triggering event.

5.5 Know-How Based Licensed Product Milestones. In the event GCOR or any of its sublicensees develops a Licensed Product and no EPMN Patent Rights or Collaboration Patent Rights cover the manufacture, use or sale of such Licensed Product but EPMN Know-How is used in the development or manufacture of such Licensed Product, GCOR shall pay EPMN [...***...] of each of the Milestone Payments or Additional Milestone Payments that would otherwise be payable under this Article V.

5.6 Location of Occurrence of Milestone Events. If a milestone-triggering event under this Article V (other than Section 5.1.6 or any provision based upon Section 5.1.6) first occurs (a) in any of the Major Geographies, then one hundred percent (100%) of the applicable Milestone Payment or Additional Milestone Payment determined in accordance with the applicable provision of Article V shall be due and payable in connection with the occurrence of such milestone-triggering event, and
        (b) in any country other than any of the Major

                                               *CONFIDENTIAL TREATMENT REQUESTED


                                      12.

        Geographies, then [...***...] of the applicable Milestone Payment or Additional Milestone Payment determined in accordance with the applicable provision of Article V shall be due and payable upon the occurrence of such milestone-triggering event, and the remaining [...***...] of the applicable Milestone Payment or Additional Milestone Payment determined in accordance with the applicable provision of
        Article V shall be due and payable upon the occurrence of such milestone-triggering event in any of the Major Geographies.

                                   ARTICLE VI
                                DILIGENT EFFORTS

6.1 Diligence. During the Diligence Period GCOR and its sublicensees will use commercially reasonable efforts to develop Licensed Products. As used herein "commercially reasonable efforts" means, unless the Parties agree otherwise, those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other products of similar scientific and commercial potential. Specifically, the Parties agree that GCOR will have used commercially reasonable efforts during the Diligence Period if GCOR continues to invest, internally or otherwise (including Milestone Payments paid hereunder), a minimum of [...***...] as may be reduced pursuant to Section 6.2 hereof ("Investment Commitment") for the development of Licensed Products. GCOR will provide to EPMN on each [...***...] during the Diligence Period a report describing GCOR and its sublicensees' investment in developing Licensed Products in sufficient detail for EPMN to determine whether the Investment Commitment is being satisfied. [...***...], during the Diligence Period, upon request by EPMN, GCOR will provide to EPMN a general report on the development status of Licensed Products, including for example, information on where a Licensed Product is in research or pre-clinical development or whether an IND has been filed and the like.

6.2 IND Filing. In the event GCOR or its sublicensee files an IND at any time during the Collaboration Term or the Diligence Period on [...***...] or more Licensed Product(s), the Investment Commitment will be reduced by [...***...] for each IND filed. Accordingly the Investment Commitment will be reduced by [...***...] upon filing of the first IND, [...***...] upon filing of a second IND and [...***...] upon filing of a third IND filed by GCOR or its sublicensee.

6.3 Remedy. If (i) during the Diligence Period GCOR has failed to maintain the relevant Investment Commitment, or otherwise use commercially reasonable efforts to develop Licensed Products, or (ii) by the end of the Diligence Period, neither GCOR nor any of its sublicensees has filed in any of the Major Geographies an IND for at least [...***...] Licensed [...***...] in an Affected Program (as defined in Section 6.4 below), EPMN shall have the right, subject to Section 6.4, in its sole discretion to (a) reduce GCOR's exclusive license in the Affected Program to a non-exclusive license, or (b) terminate GCOR's license as to the Affected Program, unless, in either case, GCOR provides evidence

                                               *CONFIDENTIAL TREATMENT REQUESTED


                                      13.

        reasonably satisfactory to EPMN that such failure was beyond its control. If GCOR or any of its sublicensees has filed an IND for a Licensed Product in an Affected Program in any geography other than one of the Major Geographies prior to the end of the Diligence Period, EPMN may only exercise the remedy provided under this Section 6.3 with regard to the license in the Affected Program outside that geography, and within that geography GCOR shall maintain its exclusive license subject to the terms and conditions of this Agreement.

6.4 Notice of Lack of Diligence. EPMN shall give GCOR written notice of its intention to reduce the license to a non-exclusive license or to terminate the license for lack of diligence. Such notice shall include an indication by EPMN whether the alleged failure relates to the lack of development of a Licensed Product for [...***...] or more of the HPV, HCV or HBV programs (the "Affected Program(s)") and the evidence on which EPMN bases its opinion. GCOR and its sublicensees shall have [...***...] (which period shall be in place of, and not in addition to, the period under Section 10.2) to cure the deficiency or to provide reasons satisfactory to EPMN for their inability to do so. Should EPMN reduce GCOR's exclusive license in an Affected Program to a non-exclusive license, GCOR shall have no further obligation under
        Article V of this Agreement and GCOR's royalty obligation upon commercialization of a Licensed Product from the Affected Program shall be reduced to [...***...] of Net Sales under Section 3.2 (and the provisions of Section 3.2.1, 3.2.2 and 3.2.3 shall no longer apply). Should EPMN terminate GCOR's exclusive license in an Affected Program, the provisions of Section 10.5.2 shall apply.

                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

7.1     By EPMN. EPMN represents and warrants to GCOR that:

        7.1.1 Corporate Power. As of the Effective Date, EPMN is duly organized and validly existing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and carry out the provisions hereof;

        7.1.2 Due Authorization. As of the Effective Date, EPMN is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on EPMN's behalf has been duly authorized to do so by all requisite corporate action;

        7.1.3 Binding Agreement. This Agreement is a legal and valid obligation binding upon EPMN and enforceable in accordance with its terms. As of the Effective Date, the execution, delivery and performance of this Agreement by EPMN does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      14.

        7.1.4 Technology Ownership. EPMN owns the EPMN Technology (other than the Third Party Technology) and has the right to grant to GCOR the exclusive license granted under Section 2.1 hereof and that said license does not conflict with or violate the terms of any agreement between EPMN and any third party;

        7.1.5 Third Party Technology. Appendix B is a true and complete list of all Third Party Technology Controlled by EPMN as of the Effective Date which is sublicenseable to GCOR in the Licensed Field; EPMN has disclosed to GCOR all the terms and conditions relating to EPMN's rights in said Third Party Technology; EPMN has the right to grant to GCOR the sublicense in said Third Party Technology granted under Section 2.2 hereof; and said sublicense does not conflict with or violate the terms of any agreement between EPMN and any third party;

        7.1.6 Validity. As of the Effective Date, EPMN is aware of no action, suit or inquiry or investigation instituted by any federal or state governmental agency which questions the validity of this Agreement;

        7.1.7 Proceedings. EPMN has duly informed GCOR of administrative or judicial proceedings, if any, contesting the inventorship, ownership, validity or enforceability of any element of the EPMN Technology;

        7.1.8 Prior Agreement. EPMN has not, as of the Effective Date, licensed the EPMN Technology to any third party in the Licensed Field;

        7.1.9 Disclosure. As of the Effective Date, EPMN has no third party agreements which would be violated by the disclosure to GCOR of EPMN Know-How;

        7.1.10 Non-Infringement. As of the Effective Date, to EPMN's knowledge, the practice of EPMN Technology to develop or commercialize Licensed Products does not infringe any Patent Rights of any third party nor has EPMN received any notice of any alleged infringement of or conflict with Patent Rights of any third party arising from the practice of EPMN Technology.

7.2     By GCOR. GCOR represents and warrants to EPMN that:

        7.2.1 Corporate Power. As of the Effective Date, GCOR is duly organized and validly existing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and carry out the provisions hereof;

        7.2.2 Due Authorization. As of the Effective Date, GCOR is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on GCOR's behalf has been duly authorized to do so by all requisite corporate action;


                                      15.

        7.2.3 Binding Agreement. This Agreement is a legal and valid obligation binding upon GCOR and enforceable in accordance with its terms. As of the Effective Date, the execution, delivery and performance of this Agreement by GCOR does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

        7.2.4 Validity. As of the Effective Date, GCOR is aware of no action, suit or inquiry or investigation instituted by any federal or state governmental agency which questions the validity of this Agreement.

7.3 Disclaimer. NEITHER PARTY GUARANTEES THE SAFETY OR USEFULNESS OF ANY PRODUCT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COLLABORATION AGREEMENT OR THE SECURITIES PURCHASE AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY NATURE, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                  ARTICLE VIII
                         PATENT PROSECUTION/ENFORCEMENT

8.1 Prosecution of EPMN Patent Rights. Subject to the terms of any Third Party License Agreement with respect to the Third Party Technology, EPMN will be responsible for filing, prosecuting and maintaining, at its own expense, all patents and patent applications included in the EPMN Patent Rights. EPMN shall routinely and at least [...***...] provide GCOR with information on the status of said EPMN Patent Rights including reports on the prosecution and issuance of the EPMN Patent Rights. To the extent practicable and subject to the terms of any Third Party License Agreement with respect to the Third Party Technology, for so long as GCOR maintains an exclusive license under this Agreement, EPMN will provide GCOR an opportunity to discuss and will consider in good faith GCOR's suggestions regarding major prosecution events with respect to the exclusively licensed EPMN Patent Rights. Such major prosecution events shall include substantive amendments to claims, response to final rejections and notices of allowance, filing decisions in the US as well as foreign patent offices, oppositions, revocations, re-examination or other substantive prosecution matters with respect to the EPMN Patent Rights. In the event that EPMN desires to abandon any patent application or patent included within the EPMN Patent Rights, and if GCOR then has an exclusive license to the relevant EPMN Patent Rights, EPMN shall provide reasonable prior written notice to GCOR of such intention to abandon, and at GCOR's request assign or otherwise transfer to GCOR all of EPMN's right, title and interest in and to the EPMN Patent Rights


                                               *CONFIDENTIAL TREATMENT REQUESTED


                                      16.

        designated in such notice and shall execute all documents necessary to effect such assignment or transfer.

8.2     Enforcement of EPMN Patent Rights and Collaboration Patent Rights.

        8.2.1 Notice. In the event that either Party becomes aware of any alleged or threatened infringement of any EPMN Patent Rights or Collaboration Patent Right by any third party, it shall provide the other Party with written notice of and evidence establishing such infringement. The Parties agree to cooperate in taking commercially reasonable legal action to protect the commercial interests of the Parties in the applicable EPMN Patent Rights or Collaboration Patent Rights against infringement by third parties.

        8.2.2 GCOR Enforcement Within the Licensed Field. In the event that either Party provides the other with written notice of and evidence establishing infringement of an EPMN Patent Right or Collaboration Patent Right by a third party with a product made, used or sold in the Licensed Field, the Parties shall promptly meet and agree on the necessary action to abate such infringement. Principally, for infringing conduct within the Licensed Field if GCOR then has an exclusive license as to the allegedly infringed Patent Rights under this Agreement, GCOR shall take the lead role and absent agreement to the contrary shall have the first right to take any necessary action against such infringement or alleged infringement. In no event will either Party take action to enforce a Joint Collaboration Patent without the consent of the other Party. If GCOR elects to take action against such infringement alone or if the Parties agree to take such action together, both Parties shall render all reasonable assistance to the enforcing party in connection therewith including being named as a party, if necessary. In such an event, each party shall have the right to be represented in that action by counsel of its own choice and at its expense. If GCOR fails to bring an action or proceeding with respect to any infringement of EPMN Patent Rights or Sole Collaboration Patent Rights under this Section 8.2.2 within (i) [...***...] following the notice of alleged infringement or
        (ii) [...***...] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, EPMN shall have the right to take any action necessary against such infringement or alleged infringement. In such event, GCOR shall have the right to be represented by counsel of its own choice and at its expense. In no event shall either Party settle or abate such infringement pursuant to this Section 8.2.2 in a manner that would diminish the rights or interests of the other Party or obligate the other Party to make any payment or take any action without written approval of such other Party. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of such action involving any EPMN Patent Rights or Collaboration Patent Rights under this Section 8.2.2, after reimbursement of any litigation expenses of the Parties, shall [...***...]. With respect to any recovery received by GCOR, to the extent compensatory damages are awarded based on

                                               *CONFIDENTIAL TREATMENT REQUESTED


                                      17.

        lost sales, such lost sales damages (unless otherwise shared with EPMN) shall be treated as Net Sales for purposes of the royalty provisions of this Agreement.

        8.2.3 Enforcement by EPMN. In the event that either Party provides the other with written notice of infringement of an EPMN Patent Right or Sole Collaboration Patent Rights (a) by a third party with a product made, used or sold outside the Licensed Field, or (b) by a third party with a product made, used or sold in the Licensed Field if GCOR's exclusive license as to the allegedly infringed Patent Rights has been reduced to a non-exclusive license pursuant to Section 6.3, EPMN shall have the sole right, at its sole discretion, to take any necessary action against such infringement or alleged infringement. EPMN will keep GCOR informed of the status of any action arising from such infringement and to the extent permissible allow GCOR to be a party in such proceeding, represented by its own counsel at its own cost. Any recovery realized as a result of such action involving any EPMN Patent Rights or Sole Collaboration Patent Rights under this Section 8.2.3, after reimbursement of any litigation expenses of the Parties, shall [...***...]. In no event may EPMN settle or abate such infringement under EPMN Patent Rights or Sole Collaboration Patent Rights outside the Licensed Field in a manner which would diminish the rights or interests of GCOR within the Licensed Field, except with GCOR's written consent, which shall not be unreasonably withheld.

        8.2.4 Joint Collaboration Patent Rights. In no event will either Party take action to enforce a Joint Collaboration Patent without the written consent of the other Party.

8.3 Defense of Third Party Infringement Claim. Each Party shall promptly notify the other Party of any suit, claim or demand based on actual or alleged infringement of a third party Patent Right through the making, having made, using, selling, offering for sale or importing of Licensed Products by GCOR or its sublicensees. GCOR shall have the first right to defend such suit at its own cost, and EPMN shall have the right to be represented in that action by counsel of its own choice and at EPMN's expense. In the event such suit, claim or demand is determined to arise from a material breach of any EPMN representation and warranty, EPMN shall indemnify GCOR pursuant to Article XII. EPMN will provide reasonable and necessary assistance in any defense undertaken by GCOR, at GCOR's expense. The Parties shall keep one another informed of the status of any of their respective activities regarding any litigation concerning the foregoing. Neither Party shall have the right to settle any patent infringement action under this Section 8.3 in a manner that would diminish the rights or interests of the other Party or obligate the other Party to make any payment or take any action without written approval of such other Party.

8.4 Royalty Payments During any Third Party Infringement Claims. During the pendency of any suit, claim or demand alleging infringement of a third party Patent Right through the making, having made, using, selling, offering for sale or

                                               *CONFIDENTIAL TREATMENT REQUESTED


                                      18.

        importing of Licensed Product by GCOR or its sublicensees, if GCOR and its sublicensees are required to cease making, having made, using, selling, offering for sale or importing of Licensed Product and provided that such suit, claim or demand is not attributable to the practice of Patent Rights or Know-How other than the EPMN Patent Rights and EPMN Know-How, GCOR's royalty payments due under this Agreement for sale of the relevant Licensed Product shall be stayed until sales resume (if at all). If GCOR and its sublicensees are not required to cease the making, having made, using, selling, offering for sale or importing of Licensed Product during the pendency of any such suit, claim or demand, GCOR shall pay applicable royalty payments on Net Sales of Licensed Product to EPMN in accordance with the terms of this Agreement. In the event a final unappealable judgment with respect to such suit, claim or demand requires GCOR or its sublicensees to pay to any third party damages based on sales of Licensed Products on which royalty payments were made to EPMN pursuant to the preceding sentence, then EPMN shall return to GCOR the amount of such royalty payments made that were based on such sales of Licensed Products, together with interest thereon in accordance with Section 4.5.

                                   ARTICLE IX
                                  COLLABORATION

9.1 Collaboration Agreement. Concurrently herewith, the Parties have concluded a Collaboration Agreement including the Work Plan detailing the efforts to be undertaken pursuant to the Collaboration Agreement. All Collaboration Patent Rights shall be licensed in accordance with the terms of this Agreement.

                                    ARTICLE X
                              TERM AND TERMINATION

10.1 Term. This Agreement shall become effective on the Effective Date and shall expire at the end of the last Royalty Period for any Licensed Product, unless earlier terminated under Section 10.2, 10.3 or 10.4 (the "Term"); provided that the licenses granted under Section 2.3 and the royalty provisions of Section 3.5 and any other provisions to the extent that they pertain to such licenses or royalty provisions shall become effective on the Effective Date and shall expire upon expiration of the last to expire of the Joint Collaboration Patent Rights, unless earlier terminated under Section 10.2, 10.3 or 10.4.

10.2 Termination Due to Material Breach. If a Party to this Agreement commits a material breach of any provision of this Agreement (including but not limited to payment due under Article III or V, diligence under Article VI, warranties under Article VII, Patent Prosecution, Enforcement or Defense under Article VIII or Confidentiality under Article XI) and fails to remedy such breach within [...***...] with respect to breach of any payment obligation) after written notice thereof from the other Party stating the intent to terminate, the Party not in default may, at its option, terminate this Agreement by giving written notice to the Party in default.

                                               *CONFIDENTIAL TREATMENT REQUESTED


                                      19.

10.3 Termination due to Bankruptcy. In the event that a Party becomes subject to bankruptcy, insolvency, liquidation or similar proceedings, the other Party shall be entitled to terminate this Agreement upon written notice to such Party.

10.4 Termination by Licensee. Either Party may terminate this Agreement with respect to the licenses granted hereunder to such Party at any time after the expiration or termination of the Collaboration Term upon [...***...] prior written notice to the other Party.

10.5    Effect of Termination; Survival of Provisions.

        10.5.1 Termination by EPMN. Upon termination of this Agreement by EPMN pursuant to Section 10.2 or 10.3 or termination by GCOR pursuant to
        Section 10.4: (i) all rights under the licenses granted by EPMN to GCOR hereunder shall automatically terminate and revert to EPMN except that GCOR shall have the right to sell off any existing inventory of Licensed Product subject to its obligations to pay applicable royalties as provided in Article III; (ii) any permitted sublicenses granted hereunder by GCOR shall remain in effect, but shall be assigned to EPMN;
        (iii) the licenses granted by GCOR to EPMN hereunder shall remain in effect in accordance with their terms, subject to compliance by EPMN with all applicable provisions of this Agreement; and (iv) GCOR shall, upon request by EPMN, deliver to EPMN any and all confidential information of EPMN then in its possession.

        10.5.2 Termination as to Affected Program. Upon termination of this Agreement by EPMN as to one (1) or more Affected Program in any geographies pursuant to Section 6.3(b): (i) all rights under the licenses granted by EPMN to GCOR hereunder as to the Affected Program(s) in such geographies shall automatically terminate and revert to EPMN;
        (ii) any permitted sublicenses granted hereunder by GCOR in the Affected Program(s) in such geographies shall remain in effect, but shall be assigned to EPMN; (iii) the licenses granted by EPMN to GCOR hereunder other than those described in Section 10.5.2(i) shall remain in effect in accordance with their terms, subject to compliance by GCOR with all applicable provisions of this Agreement; (iv) the licenses granted by GCOR to EPMN hereunder shall remain in effect in accordance with their terms, subject to compliance by EPMN with all applicable provisions of this Agreement; and (v) GCOR shall, upon request by EPMN, deliver to EPMN any and all confidential information of EPMN with respect to the Affected Program(s) then in its possession, except to the extent needed in connection with any licenses remaining in effect as described in
        Section 10.5.2(iii).

        10.5.3 Termination by GCOR. Upon termination of this Agreement by GCOR pursuant to Section 10.2 or 10.3 or termination by EPMN pursuant to
        Section 10.4: (i) all rights under the licenses granted by GCOR to EPMN hereunder shall automatically terminate and revert to GCOR; (ii) any permitted

                                               *CONFIDENTIAL TREATMENT REQUESTED


                                      20.

        sublicenses granted hereunder by EPMN shall remain in effect, but shall be assigned to GCOR; (iii) the licenses granted by EPMN to GCOR hereunder shall remain in effect in accordance with their terms, subject to compliance by GCOR with all applicable provisions of this Agreement; and (iv) EPMN shall upon request by GCOR, deliver to GCOR any and all confidential information of GCOR then in its possession.

        10.5.4 Survival. Expiration or termination of this Agreement shall not terminate any obligation of either Party to the other Party, including any payment obligation, that has accrued prior to the date of expiration or termination. The provisions contained in Sections 4.1, 4.4, 7.3, 10.5, 11.1 and 11.2 and Articles I, XII and XIII of this Agreement shall survive its expiration or earlier termination.

        10.5.5 Remedies. In the event of any breach of any provision of this Agreement, in addition to the termination rights set forth herein, each Party shall have all other rights and remedies at law or equity to enforce this Agreement.

                                   ARTICLE XI
                                 CONFIDENTIALITY

11.1 Confidentiality Obligation. In consideration of disclosure by either Party (the "disclosing Party") to the other (the "Recipient") of confidential information in written or oral form or in the form of samples, the Recipient and the Recipient's Affiliates undertake for a period of [...***...] from the end of the Term to treat received confidential information as confidential and therefore not to disclose it to any third party except as permitted hereunder and to use such confidential information only for the purposes of this Agreement. Each Recipient will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the confidential information of the disclosing Party. Each Recipient will promptly notify the other upon discovery of any unauthorized disclosure of the confidential information of the disclosing Party. This obligation does not apply to:

           (a) information which, at the time of disclosure, is already in the public domain;

           (b) information which, after disclosure, becomes a part of the public domain by publication through no violation of this Agreement;

           (c) information which the Recipient is able to prove by competent written evidence to have been in possession of prior to any disclosure;

           (d) information which is hereafter lawfully disclosed to the Recipient by a third party, which third party did not acquire the information under a still effective obligation of confidentiality to the disclosing Party;

                                               *CONFIDENTIAL TREATMENT REQUESTED


                                      21.

           (e) information the Recipient is able to prove by competent written evidence to have been is independently developed by or for the Recipient without use of the confidential information of the disclosing Party; and

           (f) information disclosed upon approval of the disclosing Party.

11.2 Authorized Disclosures. Confidential information of the disclosing Party may be disclosed to employees, agents, consultants or sublicensees of the Recipient or its Affiliates, but only to the extent required to accomplish the purposes of this Agreement and only if the Recipient's and its Affiliates' employees, agents, consultants and sublicensees to whom disclosure is to be made are bound by confidentiality obligations at least as stringent as those herein. Notwithstanding any other provision of this Agreement, disclosure of confidential information shall not be precluded if such disclosure: (a) is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; or (b) is required by law or regulation; provided, however, that the Recipient shall first have given reasonable prior notice to the disclosing Party and shall have made a reasonable effort to obtain a protective order, or to cooperate with the disclosing Party's efforts, as applicable, to obtain a protective order limiting the extent of such disclosure and requiring that the confidential information so disclosed be used only for the purposes for which such order was issued or as required by such law or regulation. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

11.3 Press Release. Neither Party shall issue any press release or other public statement concerning the existence or terms of this Agreement or any activities related hereto without consulting and agreeing with the other Party. However, each Party may disclose the existence of this Agreement without the other Party's approval if such approval has been requested but not received within forty-eight (48) hours and such party concludes, after consulting with its legal advisors, that it is required by law or regulatory or listing agency to disclose the transaction or part thereof. In addition, following the initial joint press release announcing this Agreement, either Party shall be free to disclose, without the other Party's prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

                                   ARTICLE XII
                                 INDEMNIFICATION

12.1 By EPMN. EPMN shall defend, indemnify and hold GCOR and its Affiliates and their respective officers, directors, employees, agents or representatives (the


                                      22.

        "GCOR Indemnitees") harmless against any liability, damage, loss, cost or expense, including legal fees (collectively, "Liability"), incurred by any GCOR Indemnitee arising out of our resulting from: (i) EPMN's breach of a material term of this Agreement, including any material breach of any representation or warranty of EPMN set forth in Section 7.1; and (ii) any third party claims or suits made or brought against any GCOR Indemnitee to the extent such Liability arises out of or relates to EPMN's research and development of the Licensed Product or EPMN's use of the EPMN Technology or the Collaboration Patent Rights, except to the extent such Liability results from the negligence or willful misconduct of GCOR.

12.2 By GCOR. GCOR shall defend, indemnify and hold EPMN and its Affiliates and their respective officers, directors, employees, agents or representatives (the "EPMN Indemnitees") harmless against any Liability incurred by any EPMN Indemnitee arising out of or resulting from: (i) GCOR's breach of a material term of this Agreement, including any material breach of a representation or warranty of GCOR set forth in
        Section 7.2; and (ii) any third party claims or suits made or brought against any EPMN Indemnitee to the extent such Liability arises out of or relates to GCOR's research, development, manufacture, use or sale of the Licensed Product or GCOR's use of the EPMN Technology or Collaboration Patent Rights, except to the extent such Liability results from the negligence or willful misconduct of EPMN.

12.3 Notice and Cooperation. If either Party hereunder receives notice of any claim or of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in
        Section 12.1 or 12.2 hereof may apply:

        12.3.1 The party seeking indemnification shall notify the indemnifying party of such fact within fourteen (14) days at the address noted in
        Section 13.7; provided that the failure to so notify shall not release an indemnifying party of its obligation hereunder unless such failure shall be materially detrimental to the defense of any such action, proceeding or investigation; and

        12.3.2 The party seeking indemnification shall cooperate with and assist the indemnifying party and its representatives in the investigation and defense of any claim and/or suit for which indemnification is provided.

12.4 Defense and Settlement. The indemnifying party shall control the defense of any claim and/or suit for which indemnification is provided under this Article XII. This agreement of indemnity shall not be valid as to any settlement of a claim or suit or offer of settlement or compromise without the prior written approval of the indemnifying party.

12.5 Limitation of Liability. EXCEPT FOR AMOUNTS PAYABLE UNDER ARTICLES III, V and VIII AND LIABILITY FOR BREACH OF ARTICLE XI,


                                      23.

        NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

                                  ARTICLE XIII
                                  MISCELLANEOUS

13.1 Force Majeure. Each of the Parties hereto shall be excused from the performance of its obligations hereunder (other than payment obligations) and shall not be liable for damages to the other in the event that such performance is prevented by circumstances beyond its effective control. Such excuse from performance shall continue for as long as the condition responsible for such excuse continues and for a period of thirty (30) days thereafter, provided that if such excuse continues for a period of one hundred and eighty (180) days, the Party whose performance is not being prevented shall be entitled to terminate this Agreement. For the purpose of this Agreement circumstances beyond the effective control of the Party which excuse said Party from performance shall include, without limitation, acts of God, enactments, regulations or laws of any government, injunctions or judgment of any court, war, civil commotion, destruction of facility or materials by fire, earthquake, storm or other casualty, plague of epic proportions, famine, labor disturbances and failure of public utilities or common carrier.

13.2 Independent Contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employment or joint venture relationship between the Parties. All activities by the Parties hereunder shall be performed by the Parties as independent parties. Neither Party shall incur any debts or make any commitment for or on behalf of the other Party except to the extent, if at all, specifically provided herein or subsequently agreed upon.

13.3 Assignment. This Agreement shall not be assignable by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, except a Party may make such an assignment without the other Party's consent to Affiliates or to a successor to substantially all of the business assets relating to the Licensed Field of such Party, whether by merger, sale of stock, sale or transfer of assets or other transaction; provided, however, that in the event of such transaction, no intellectual property rights of any Affiliate or third party that is an acquiring party shall be included in the technology licensed hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties' successors, legal representatives and assigns.

13.4 Amendments of Agreement. This Agreement may be amended or modified or one or more provisions hereof waived only by a written instrument signed by both Parties.


                                      24.

13.5 Severability. In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement and the Parties to be invalid, illegal or unenforceable, such provisions shall be deleted in such jurisdiction; elsewhere this Agreement shall not be affected.

13.6 Article Headings. The section headings contained in this Agreement are for convenience only and are to be of no force or effect in construing and interpreting this Agreement.

13.7 Notices. Any notice, report, request, approval, payment, consent or other communication required or permitted to be given under this Agreement shall be in writing and shall for all purposes be deemed to be fully given and received, if delivered in person or sent by registered mail, postage prepaid or by facsimile transmission to the respective parties at the following addresses:

                      If to EPMN:           EPIMMUNE INC.
                                            5820 Nancy Ridge Drive
                                            San Diego, CA  92121
                                            Attention:  Chief Executive Officer
                                            Fax No.:  858-860-2600

                      If to GCOR:           GENENCOR INTERNATIONAL, INC.
                                            925 Page Mill Road
                                            Palo Alto, CA  94304
                                            Attention:  General Counsel
                                            Fax No.:  650-845-6507

        Either party may change its address for the purpose of this Agreement by giving the other Party written notice of its new address.

13.8 Non-Waiver For Failure To Enforce Compliance. The express or implied waiver by either Party of a breach of any provision of this Agreement shall not constitute a continuing waiver of other breaches of the same or other provisions of this Agreement.

13.9 Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to conflict of law provisions.

13.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original but all of which, taken together, shall constitute one and the same instrument.


                                      25.

        IN WITNESS WHEREOF, this License Agreement has been entered into on the Effective Date signed by the Parties.

                                            GENENCOR INTERNATIONAL, INC.

                                            By: /s/ Debby Jo Blank
                                                ------------------------
                                            Name: Debby Jo Blank
                                                ------------------------
                                            Title: CBO
                                                  ----------------------

                                            EPIMMUNE INC.

                                            By: /s/ Robert J. De Vaere
                                                ------------------------
                                                Robert J. De Vaere
                                                Vice President Finance, and
                                                Chief Financial Officer




















                       SIGNATURE PAGE TO LICENSE AGREEMENT

                                   APPENDIX A
                          COMBINATION PRODUCT EXAMPLES

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                                               *CONFIDENTIAL TREATMENT REQUESTED

                                   APPENDIX B

                             THIRD PARTY TECHNOLOGY

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                                               *CONFIDENTIAL TREATMENT REQUESTED

                                   APPENDIX C

                           SAMPLE ROYALTY CALCULATION

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                                               *CONFIDENTIAL TREATMENT REQUESTED